                                                             Exhibit 99.1

JCPENNEY REPORTS RECORD FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

Company Well Ahead of Schedule to Achieve Long Range Plan Objectives

2007 EPS Expected to Increase to $5.44 Per Share

2006 Highlights

•	Operating Profit increased 13.2 percent for the fourth quarter and 17.8 percent for the year
•	Comp store sales increased 3.7 percent for the year
•	Sales through jcp.com increased 24% for the year, reaching $1.3 billion
•	Accelerated new store growth, opening 28 stores for the year
•	Successfully launched a.n.a, a modern women’s casual brand that exceeded $300 million in its first year
•	Launched Every Day Matters, a new positioning of the JCPenney brand
•	Announced plans for American Living, a new lifestyle brand created exclusively for JCPenney by Polo Ralph Lauren’s Global Brand Concepts for spring 2008
•	New Long Range Plan to be unveiled at April Analyst Meeting

PLANO, Texas, Feb. 22, 2007 -- J. C. Penney Company, Inc. (NYSE: JCP) reported record earnings per share from continuing operations in the fourth quarter and full year of 2006. For the quarter, operating profit improved 50 basis points to 11.3 percent of sales and was driven by strong gains in gross margin. Earnings from continuing operations for the quarter increased to $457 million. Earnings per share from continuing operations were $2.00 per share, ahead of initial guidance of $1.94 per share and up from $1.92 per share last year. For the full year, operating profit improved 100 basis points to 9.7 percent of sales and earnings from continuing operations increased to $4.88 per share. Last year’s fourth quarter and full year income from continuing operations included income of $0.21 and $0.20 per share, respectively, from one-time tax credits. Net income for this year’s fourth quarter and full year, including the impact of discontinued operations, was $2.09 and $4.96 per share, respectively.

“The fourth quarter marked a very strong end to a year of great achievement at JCPenney,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney. “Over the course of 2006, we saw continued growth in both sales and operating profit. This reflects the ongoing improvements we made in our merchandise assortments, as well as further refinements to our highly effective planning and allocation systems to ensure we have the right products for our customers whenever they want them. We also launched our accelerated store opening program, opening 28 new stores this year, increasing our presence around the U.S. and making it even more convenient to shop at JCPenney.”

Ullman continued, “In 2007, we will build on what we have accomplished in executing our Long Range Plan strategies, with the primary objective of exceeding our customers’ expectations every time they shop at JCPenney. We started this process with the recent introduction of our new brand positioning, Every Day Matters, through which we will form a deeper, more enduring relationship with our customers.”

Operating Performance

On a 13-week basis, fourth quarter total department store sales increased 4.1 percent and comparable department store sales increased 2.2 percent. Sales were in line with the Company’s guidance for a low-single digit increase, and improved throughout the store and across all regions of the country. The strongest merchandise results were in children’s apparel, fine jewelry and family shoes, and the best regional performances were in the western and northeastern areas of the country. On a 13-week basis, Direct sales decreased 1.2 percent, and Internet sales through www.jcp.com sales increased 17.6 percent on top of a 21.8 percent increase in last year’s quarter.

Gross margin in the quarter improved by 180 basis points to 38.0 percent of sales, reflecting continued benefits from the strong performance of private brands and ongoing improvement in inventory management, including better flow of seasonal goods. The company recorded a LIFO credit of $16 million in the fourth quarter of 2006, compared to a $1 million credit last year. The higher LIFO credit in 2006 was the result of favorable costing coupled with higher inventory levels. Total operating expenses were 26.7 percent of sales in the fourth quarter and reflected the commitment of expense dollars to drive a successful holiday season, costs associated with this year’s 53rd week and operating costs for 28 new stores added during the year. Fourth quarter operating profit was $756 million, a 13.2 percent increase from last year’s $668 million. For the year, operating profit increased $291 million to $1,922 million, or 9.7 percent of sales.

Real estate and other contributed $4 million of income in this year’s fourth quarter and reflects the results of normal recurring real estate operations, partially offset by charges associated with the previously announced management transition.

Disclosure Enhancements

Beginning in this year’s fourth quarter, the Company made two changes to its statement of operations, both designed to enhance the disclosure of its expense structure and provide more clarity on the impact of growth initiatives. Costs associated with the Company’s 13 store merchandise distribution centers have now been reclassified from SG&A expenses into cost of goods sold, and depreciation and amortization, as well as pre-opening expenses, have been presented as separate components of operating expenses. These changes had no impact on earnings from continuing operations in the current or prior years. Historical financial statements reflecting the reclassifications, as well as the previously disclosed classification of real estate and other as a component of operating profit, are provided in Attachment 1 (including quarterly restatements for fiscal 2004 through fiscal 2006 and annual restatements for fiscal years 2002 and 2003).

Interest and Taxes

Interest expense for the quarter was $28 million compared with $39 million last year, reflecting the ongoing benefits of higher interest rates on cash investments. The tax rate in this year’s fourth quarter was 37.2 percent, which was lower than initially anticipated due to the reversal of certain tax reserves.

Discontinued Operations

The Company recognized income of $20 million, net of tax, from discontinued operations in this year’s fourth quarter, which is principally related to positive variances on tax matters that had been provided for in connection with the sale of previously owned businesses.

Cash Flow and Financial Condition

The Company continues to maintain a strong financial condition. As of Feb. 3, 2007, the Company had cash and short-term investments of $2.7 billion and long-term debt, including current maturities, of $3.4 billion. Merchandise inventories were at planned levels of $3.4 billion, reflecting increases associated with the opening of 28 new stores in 2006 and seven stores that will open in the first quarter of 2007. Cash flows from operating activities exceeded initial guidance by more than $100 million, including the discretionary contribution of $300 million to the Company’s pension plan. Full year capital expenditures were $772 million, an increase from last year primarily in support of the 28 new store openings, as well as the ongoing execution of the Company’s long range plan initiatives.

New FASB Pension Rules

As discussed in the third quarter earnings release, the Financial Accounting Standards Board recently issued FAS 158 (Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans), which was effective at year-end 2006. This standard requires recognition of the funded status of defined benefit pension and other postretirement plans directly on the balance sheet.  The Company recorded a decrease in stockholders' equity of $234 million, net of tax, at year-end 2006, as a result of adopting this new rule.  Adoption of FAS 158 impacts the balance sheet only, and has no effect on cash flows or earnings per share in the current or future years.

2007 Earnings Guidance

The following first quarter and full-year guidance is based on management’s current expectations for fiscal 2007:

•	Total department store sales: increase mid single digits for both the first quarter and full year.
•	Comparable department store sales: increase low single digits for both the first quarter and full year.
•	Direct sales: increase low single digits for both the first quarter and full year.
•	Operating profit margin: as a percent of sales, gross margin, total expenses and operating profit are expected to be flat for the first quarter, with moderate improvement for the full year.
•	Interest expense: approximately $36 to $38 million per quarter.
•	Income tax rate: approximately 38.6 percent for both the quarter and full year.
•	Average diluted shares: approximately 228 million average diluted shares of common stock for the first quarter and year, including about 3 million common stock equivalents.
•	Earnings per share: approximately $0.99 in the first quarter. Full year earnings are currently expected to be in the area of $5.44 per share.
•	Capital Expenditures: Approximately $1.2 billion for the full year, principally in support of new store growth, renovation of existing stores and the roll out of merchandise concepts.

•	Cash Flow: Cash flow from operating activities is expected to increase approximately $250 million for the year.

New Long Range Plan Targets to be Announced in April

With its strong financial performance in 2006, JCPenney is well ahead of schedule in achieving the objectives it set in the five-year Long Range Plan it introduced in 2005. Accordingly, the Company plans to announce new Long Range Plan initiatives and financial performance goals for the five-year period ending in 2011 at its Analyst Meeting on April 17th and 18th.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time web cast today, Feb. 22, 2007, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 6939850. The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America’s largest department store, catalog, and e-commerce retailers, employing approximately 155,000 associates. As of Feb. 3, 2007, J. C. Penney Corporation, Inc. operated 1,033 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation’s largest catalog merchant of general merchandise, and jcp.com is one of the largest apparel and home furnishings sites on the Internet. JCPenney refers to the Internet/catalog business as Direct.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company’s actual results to be materially different from planned or expected results.

Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in interest rates, changes in management, retail industry consolidations, government activity, and acts of terrorism or war. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	14 weeks		13 weeks		53 weeks		52 weeks
	ended		ended		ended		ended
	Feb. 3,		Jan. 28,	% Inc.	Feb. 3,		Jan. 28,	% Inc.
	2007		2006	(Dec. )	2007		2006	(Dec. )
STATEMENTS OF OPERATIONS:
Total net sales	$6,664		$6,203	7.4%	$19,903		$18,781	6.0%
Gross margin	2,535		2,246	12.9%	7,825		7,191	8.8%
Operating expenses:
Selling, general and administrative (SG&A)	1,662		1,486	11.8%	5,521		5,227	5.6%
Depreciation and amortization	115		101	13.9%	389		372	4.6%
Pre-opening	6		4	50.0%	27		15	80.0%
Real estate and other (income)	(4)		(13)	N/A	(34)		(54)	N/A
Total operating expenses	1,779		1,578	12.7%	5,903		5,560	6.2%
Operating profit	756		668	13.2%	1,922		1,631	17.8%
Net interest expense	28		39	(28.2)%	130		169	(23.1)%
Bond premiums and unamortized costs	-		-	N/A	-		18	N/A
Income from continuing operations
before income taxes	728		629	15.7%	1,792		1,444	24.1%
Income tax expense	271		179	51.4%	658		467	40.9%
Income from continuing operations	$457		$450	1.6%	$1,134		$977	16.1%
Discontinued operations, net of income tax
(benefit) of $(16), $(95), $(17) and $(67)	20		101	N/A	19		111	N/A
Net income	$477		$551	(13.4)%	$1,153		$1,088	6.0%

Earnings per share from continuing
operations - diluted	$2.00		$1.92	4.2%	$4.88		$3.83	27.4%

Earnings per share - diluted	$2.09		$2.34	(10.7)%	$4.96		$4.26	16.4%

FINANCIAL DATA:
Comparable department store sales increase	2.2%	(1)	2.6%		3.7%	(1)	2.9%
Total department store sales increase	7.9%	(2)	4.2%		6.3%	(2)	3.8%
Internet sales increase	24.1%	(2)	21.8%		24.4%	(2)	27.9%
Total Direct sales increase	4.4%	(2)	3.7%		4.1%	(2)	3.6%

Ratios as a % of sales:
Gross margin	38.0%		36.2%		39.3%		38.3%
SG&A expenses	24.9%		24.0%		27.7%		27.8%
Total operating expenses	26.7%		25.4%		29.6%		29.6%
Operating profit	11.3%		10.8%		9.7%		8.7%
LIFO credit	$16		$1		$16		$1
Effective income tax rate for continuing operations	37.2%		28.5%		36.7%		32.3%

COMMON SHARES DATA:
Outstanding shares at end of period	225.5		232.9		225.5		232.9
Average shares outstanding (basic shares)	225.0		232.4		229.1		252.8
Average shares used for diluted EPS	228.4		234.9		232.2		255.4
Shares repurchased	-		0.2		11.3		44.2
Total cost of shares repurchased	$-		$13		$750		$2,201
(1) Comparable store sales are calculated on a 13-week and 52-week basis.
(2) Excluding the 53rd week: Total department store sales increased 4.1% for the quarter and 5.0% for the year. Internet sales increased 17.6% for the quarter and 22.1% for the year. Total Direct sales decreased 1.2% for the quarter and increased 2.4% for the year.

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)
	Feb. 3,		Jan. 28,
	2007		2006
SUMMARY BALANCE SHEETS:
Cash and short-term investments	$2,747		$3,016
Merchandise inventory (net of LIFO reserves of $8 and $24)	3,400		3,210
Other current assets	501		476
Property and equipment, net	4,162		3,748
Other assets	1,863		2,011
Total assets	$12,673		$12,461
Accounts payable and accrued expenses	$3,058		$2,733
Current maturities of long-term debt	434		21
Current income taxes, payable and deferred	-		8
Long-term debt	3,010		3,444
Long-term deferred taxes	1,206		1,287
Other liabilities	677		961
Total liabilities	8,385		8,454
Stockholders' equity	4,288		4,007
Total liabilities and stockholders' equity	$12,673		$12,461

	53 weeks		52 weeks
	ended		ended
	Feb. 3,		Jan. 28,
SUMMARY STATEMENTS OF CASH FLOWS:	2007		2006
Net cash provided by/(used in):
Total operating activities	$1,255	(1)	$1,337
Investing activities:
Capital expenditures	(772)		(535)
Proceeds from sale of assets	20		31
Proceeds from the sale of discontinued operations	-		283
Total investing activities	(752)		(221)
Financing activities:
Change in debt	(21)		(474)
Stock repurchase program	(750)		(2,252)
Other changes in stock	173		205
Dividends paid	(153)		(131)
Total financing activities	(751)		(2,652)
Cash (paid for) discontinued operations	(21)		(97)
Net (decrease) in cash and short-term investments	(269)		(1,633)
Cash and short-term investments at beginning of period	3,016		4,649
Cash and short-term investments at end of period	$2,747		$3,016

(1) Includes a voluntary $300 million contribution to the Company's pension plan.

Attachment 1
J. C. PENNEY COMPANY, INC.
STATEMENTS OF OPERATIONS as RECLASSIFIED
(Unaudited)
		2006				2005
$ in millions	Q1	Q2	Q3	Q1	Q2	Q3	Q4	Full Year
Total net sales	$4,220	$4,238	$4,781	$4,118	$3,981	$4,479	$6,203	$18,781
Cost of goods sold	2,498	2,655	2,796	2,470	2,508	2,655	3,957	11,590
Gross margin	1,722	1,583	1,985	1,648	1,473	1,824	2,246	7,191
Operating expenses:
Selling, general & administrative (SG&A)	1,263	1,219	1,377	1,251	1,169	1,321	1,486	5,227
Depreciation and amortization	88	88	98	87	88	96	101	372
Pre-opening	2	5	14	2	3	6	4	15
Real estate and other (income)/expense	(13)	(9)	(8)	(22)	(14)	(5)	(13)	(54)
Total operating expenses	1,340	1,303	1,481	1,318	1,246	1,418	1,578	5,560
Operating profit	382	280	504	330	227	406	668	1,631
Net interest expense	34	32	36	49	40	41	39	169
Bond premiums and unamortized costs	-	-	-	13	5	-	-	18
Income from continuing operations before income taxes	348	248	468	268	182	365	629	1,444
Income tax expense	135	70	182	97	60	131	179	467
Income from continuing operations	$213	$178	$286	$171	$122	$234	$450	$977

Ratios as a % of sales:
Gross margin	40.8%	37.3%	41.5%	40.0%	37.0%	40.7%	36.2%	38.3%
SG&A	29.9%	28.8%	28.8%	30.4%	29.4%	29.5%	24.0%	27.8%
Total operating expenses	31.8%	30.7%	31.0%	32.0%	31.3%	31.6%	25.4%	29.6%
Operating profit	9.0%	6.6%	10.5%	8.0%	5.7%	9.1%	10.8%	8.7%

Attachment 1
J. C. PENNEY COMPANY, INC.
STATEMENTS OF OPERATIONS as RECLASSIFIED
(Unaudited)
			2004			2003	2002
$ in millions	Q1	Q2	Q3	Q4	Full Year	Full Year	Full Year
Total net sales	$3,972	$3,778	$4,391	$5,955	$18,096	$17,513	$17,384
Cost of goods sold	2,438	2,416	2,656	3,794	11,304	11,237	11,287
Gross margin	1,534	1,362	1,735	2,161	6,792	6,276	6,097
Operating expenses:
Selling, general & administrative (SG&A)	1,223	1,127	1,301	1,484	5,135	5,139	5,050
Depreciation and amortization	85	83	89	102	359	386	362
Pre-opening	2	3	3	3	11	4	2
Real estate and other (income)/expense	(8)	(5)	-	25	12	(39)	59
Total operating expenses	1,302	1,208	1,393	1,614	5,517	5,490	5,473
Operating profit	232	154	342	547	1,275	786	624
Net interest expense	54	48	68	53	223	247	212
Bond premiums and unamortized costs	-	-	47	-	47	-	-
Income from continuing operations before income taxes	178	106	227	494	1,005	539	412
Income tax expense	61	38	79	170	348	179	129
Income from continuing operations	$117	$68	$148	$324	$657	$360	$283

Ratios as a % of sales:
Gross margin	38.6%	36.1%	39.5%	36.3%	37.5%	35.8%	35.1%
SG&A	30.8%	29.8%	29.6%	24.9%	28.4%	29.3%	29.0%
Total operating expenses	32.8%	32.0%	31.7%	27.1%	30.5%	31.3%	31.5%
Operating profit	5.8%	4.1%	7.8%	9.2%	7.0%	4.5%	3.6%